Exhibit 10.1

March 31, 2011
Ms. Susana D’Emic
16 McCarthy Drive
Ossining, NY 10562

Dear Sue,

It is my pleasure to confirm our offer of employment for the position of Senior Vice President and Controller, which is the designated Chief Accounting Officer for the Company.  The work location for this position will be our Stamford, CT office and you will be reporting to Don Shassian, Chief Financial Officer.  Your start date will be April 15th, 2011.

Your executive compensation program includes five principle components:

1) Annual base salary of $270,000 (less applicable taxes) paid on a semi-monthly basis,

2) Frontier Bonus Plan with an annual target incentive of 50% ($135,000) which is paid out based on company and personal performance. Your first year payout will be pro-rated based on your date of employment.

3) Frontier’s Equity Award Program (“EAP”) which includes Restricted Stock Awards, generally in the first quarter of each year and dividends paid quarterly. Eligibility for any given plan does not guarantee award values since Frontier’s Executive Compensation Program is based on performance of the company and the executive. The target for the SVP level is $160,000 annually.  These shares will vest in four equal 25% annual installments commencing one year from grant date, and you will be paid dividends on the unvested shares.

4) In addition and upon hire, you will be granted 20,000 shares of Frontier Communications Corporation Common Stock. This Restricted Stock Award is subject to approval by the Compensation Committee of the Board of Directors. These shares will vest in four equal 25% annual installments commencing one year from your hire date.

5) You will also receive a $30,000 sign-on bonus (subject to applicable taxes) contingent upon execution of a twelve (12) month pro-rated promissory note (attached).  The sign-on bonus is paid within four weeks of your start date.

This offer will additionally include an enhanced severance package equal to twenty-six (26) weeks of your base salary should Frontier cease your employment not for cause (for cause would include performance related or gross misconduct) or voluntary resignation.

Please be advised that your health and welfare benefits will begin on your 30th day of employment and as a Frontier employee, you will be eligible to participate in a full range of benefits.  Please bring all of the original paperwork with you on your first day of work.

This offer and subsequent employment is contingent upon Frontier’s receipt of acceptable results of a background check and reference checks including, criminal record check, drug screening, and verification of education, employment and professional references.  Certain positions will also require a motor vehicle or credit check.

S. D’Emic

All drug screens must be completed within 48 hours of execution of this offer.  The drug test will be registered by Frontier Communications.

Federal law requires that you provide documentation (I-9) confirming your eligibility to work in the United States.  A list of documents that you may use to establish your identity and employment eligibility can be found in your New Hire Kit.  Please bring the appropriate documents with you when you report to work on your first day.

Assuming the contingencies noted above are met and you commence employment with Frontier, as a condition of accepting this offer of employment with Frontier you agree that should you leave employment with Frontier at anytime in the future for any reason, you will not solicit, either directly or indirectly, any Frontier employee for employment with any other employer for a period of one (1) year after you leave employment with Frontier.

This offer is not an express or implied contract, promise or guarantee of employment, of any particular position, or of any particular term or condition of employment.  Your employment by Frontier is at will and is subject to the conditions set forth in Frontier’s Code of Conduct as well as all other Frontier policies and applicable Federal, State and local laws.  Frontier reserves the right to change or discontinue compensation plans at its own discretion.

On behalf of Don and Frontier, I welcome you to our team!  Please do not hesitate to contact me with any questions regarding this offer.  To acknowledge your acceptance of this offer, please sign the bottom of this offer letter and fax (203-614-5054) or email a scanned copy back to me directly.  Please return the original signed offer letter with your original new hire paperwork as soon as convenient.

Sincerely,

/s/ Tara Smith
Tara Smith
Senior Manager, Talent Acquisition

Acceptance of Offer

By signing below, I hereby accept the Frontier’s contingent offer of employment.  I understand that I will not have a contract of employment with Frontier for a specified period of time.  I further agree to abide by the employment policies and procedures established by Frontier.

/s/ Susana D’Emic                                                                                                           March 31, 2011
(Susana D’Emic)   Signature                                                                                                     Date